================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              The PMI GROUP, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         the filing fee is calculated and state how it was determined):

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[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


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Notes:

                         INVITATION TO ANNUAL MEETING
                                OF STOCKHOLDERS


[LOGO OF PMI(R)]

THE PMI GROUP, INC.

April 16, 1999

Dear Stockholder,

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders of The PMI Group, Inc. to be held on Thursday, May 20, 1999, at 9:00 a.m., Pacific Time. The Meeting will be held on the 17th floor at our headquarters located at 601 Montgomery Street, San Francisco, California.

  We look forward to greeting as many of our stockholders as are able to be with us. As explained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, the purposes of the Meeting are the election of Directors, ratification of the appointment of Deloitte & Touche LLP as independent auditors for 1999, approval of the amendment and restatement of The PMI Group, Inc. Equity Incentive Plan ("Equity Incentive Plan"), approval of The PMI Group, Inc. Employee Stock Purchase Plan ("ESPP"), and approval of The PMI Group, Inc. Bonus Incentive Plan ("Bonus Incentive Plan"). Your Board of Directors unanimously recommends that you vote FOR the nominees for Director identified in the proxy statement, FOR ratification of the appointment of Deloitte & Touche LLP, FOR approval of the amendment and restatement of the Equity Incentive Plan, FOR approval of the ESPP, and FOR approval of the Bonus Incentive Plan. At the Meeting, we will report on our business, and there will be an opportunity for you to ask questions.

  WHETHER OR NOT YOU EXPECT TO ATTEND, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY.


                                     /s/ W. Roger Haughton

                                     W. Roger Haughton
                                     Chairman of the Board of Directors
                                     and Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders ("Meeting") of The PMI Group, Inc. ("TPG"), a Delaware corporation, will be held on Thursday, May 20, 1999, at 9:00 a.m., Pacific Time, at 601 Montgomery Street, 17th Floor, San Francisco, California, for the following purposes:

  1. To elect ten Directors;

  2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for 1999;

  3. To approve the amendment and restatement of TPG's Equity Incentive Plan;

  4. To approve TPG's Employee Stock Purchase Plan;

  5. To approve TPG's Bonus Incentive Plan; and

  6. To transact such other business as may properly come before the Meeting.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on March 31, 1999, are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

                                       By Order of the Board of Directors


                                       /s/ Victor J. Bacigalupi

                                       Victor J. Bacigalupi
                                       Senior Vice President
                                       General Counsel and Secretary
                                       April 16, 1999

               YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY COMPLETE,
                    SIGN, DATE AND RETURN YOUR PROXY CARD.

                               TABLE OF CONTENTS

Voting.....................................................................   1

Proposal-election of directors.............................................   2

Committees and meetings of the board of directors..........................   4

Principal stockholders and stockholdings of management.....................   7

Executive compensation.....................................................   9

Compensation committee report on executive compensation....................  14

Performance graph..........................................................  17

Section 16(a) beneficial ownership reporting compliance....................  18

Certain relationships and related transactions.............................  18

Proposal-ratification of independent auditors..............................  19

Proposal-approval of amendment and restatement of the equity incentive plan......................................................................  20

Proposal-adoption of the employee stock purchase plan......................  24

Proposal-adoption of the bonus incentive plan..............................  26

Other matters..............................................................  28

                                PROXY STATEMENT

  This Proxy Statement and the accompanying proxy are being mailed on or about April 16, 1999, in connection with the solicitation of proxies on behalf of the Board of Directors of The PMI Group, Inc. ("TPG"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time, May 20, 1999, at 601 Montgomery Street, 17th Floor, San Francisco, California and at any adjournment or postponement thereof (the "Meeting").

  TPG's principal executive office is located at 601 Montgomery Street, San Francisco, California 94111. The telephone number at that address is (415) 788-7878.

  RECORD DATE AND SHARES OUTSTANDING. The record date for determining stockholders entitled to notice of, and to vote at the Meeting is March 31, 1999, (the "Record Date"). As of that date, approximately 30,010,056 shares of common stock were outstanding.

  REVOCABILITY OF PROXIES. Proxies are revocable by written notice to the Secretary of TPG at any time prior to their exercise stating that the proxy is revoked and may also be revoked by signing and delivering a proxy with a later date or by attending the Meeting and voting in person. Attending the meeting alone will not revoke the proxy.

  VOTING AND SOLICITATION. For each matter that may come before the Meeting, every stockholder will be entitled to one vote for each share of common stock registered in the stockholder's name on the Record Date. The enclosed proxy is solicited by the Board of Directors of TPG. If the proxy is properly executed and returned, and choices are specified, the shares represented thereby will be voted at the Meeting in accordance with those instructions. If no choices are specified, a properly executed proxy will be voted as follows:

  FOR -- election to the Board of the ten individuals nominated by the Board of Directors;

  FOR -- ratification of the appointment of Deloitte & Touche LLP as independent auditors for 1999;

  FOR -- approval of the amendment and restatement of the Equity Incentive
         Plan;

  FOR -- approval of the Employee Stock Purchase Plan;

  FOR -- approval of the Bonus Incentive Plan; and

  Any other business that may properly come before the meeting will be voted in the discretion of the proxy holders.

  The ten nominees who receive the most votes will be elected to the ten open directorships even if they receive less than a majority of the votes. For approval of the appointment of Deloitte & Touche LLP as auditors (Item 2), the amendment and restatement of the Equity Incentive Plan (Item 3), the approval of the Employee Stock Purchase Plan (Item 4), and approval of the Bonus Incentive Plan (Item 5), a majority of those shares present and entitled to vote must be voted "for" each proposal.

  Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by TPG to act as election inspectors for the Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

  While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of the quorum for the transaction of business and (ii) the total number of votes cast with respect to an Item. Accordingly, abstentions will have the same effect as a vote against Item 2, 3, 4 or 5. Broker non-votes (that is, if the broker holding shares of a stockholder in street name does not vote with respect to an item) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of votes cast with respect to Items 2, 3, 4 or 5.

  The cost of this solicitation will be borne by TPG. TPG has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies at an estimated fee of $6,000 plus reimbursement of reasonable expenses. In addition, TPG may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of TPG's Directors, officers and employees, personally or by telephone or telegram, without additional compensation.

  TPG's Annual Report to Stockholders for the fiscal year ended December 31, 1998, has been mailed with this document to stockholders. Stockholders should refer to that Annual Report for financial and other information about the activities of TPG. However, the Annual Report to Stockholders is not incorporated by reference into this Proxy Statement and is not to be deemed a part of this Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

  NOMINEES FOR ELECTION. A board of ten Directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the ten nominees named below. All of the nominees, except for Raymond L. Ocampo Jr., are presently Directors of TPG. Each person elected shall serve a one-year term as a Director until the next Annual Meeting or until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

    DR. JAMES C. CASTLE

    DONALD C. CLARK

    W. ROGER HAUGHTON

    WAYNE E. HEDIEN

    RAYMOND L. OCAMPO JR.

    JOHN D. ROACH

    KENNETH T. ROSEN

    RICHARD L. THOMAS

    MARY LEE WIDENER

    RONALD H. ZECH

  Stockholder Vote Required. Directors shall be elected by a plurality of the votes cast at the Meeting. Only votes cast for a nominee will be counted. Votes cast include votes under proxies that are signed, but that do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the votes cast.

  Each nominee has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. However, if at the Annual Meeting any of the nominees named above is not available to serve as a Director (an event that the Board of Directors does not anticipate), the proxies will be voted for the election as Directors for such other person or persons as the proxy holders may designate, unless the Board of Directors, in its discretion, reduces the number of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NAMED ABOVE, AND UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY WILL BE VOTED FOR THE NOMINEES.

Nominees for Director

  Set forth below for each nominee is certain information, including age as of April 1, 1999, principal occupation, business experience for at least the past five years, the first year elected a Director, and the Committees of the Board of Directors on which each Director serves, which is based on data furnished by them.

  Dr. James C. Castle, 62, has been a Director since May 1997. He is currently Chairman and Chief Executive Officer of USCS International, Inc., a leading provider of customer management software and statement presentment services to the global communications and utilities industries, positions he has held since joining the company in August 1992. On December 21, 1998, USCS International became a wholly owned subsidiary of DST Systems, Inc. Prior to joining USCS International Inc., Dr. Castle served as Chief Executive Officer and Director of Teradata Corporation from August 1991 through April 1992. Dr. Castle is also on the boards of directors of DST Systems, Inc., PAR Technology Corp., ADC Telecommunications, Inc. and Leasing Solutions, Inc. He is Vice Chair of the Audit Committee.

  Donald C. Clark, 67, has been a Director since May 1996. Mr. Clark joined Household International, Inc., a major consumer financial services company, in 1955 and held a number of managerial and executive positions with that company. He was elected to the board of directors of Household International, Inc., in 1974, President in 1977, Chief Executive Officer in 1982 and Chairman of the Board in 1984. In 1994, he relinquished the title of Chief Executive Officer and in 1996 he relinquished the title of Chairman and retired. He is also on the boards of directors of Armstrong World Industries, Inc., Warner-Lambert Company, Ameritech and Scotsman Industries, Inc., and is Chairman of the Board of Trustees of Clarkson University and Life Trustee of Northwestern University. He is Chair of the Compensation Committee and a member of the Governance and Nominating Committee.

  W. Roger Haughton, 51, has been Chairman of the Board of TPG since May 1998 and has been Chief Executive Officer since January 1995. Mr. Haughton was President of TPG from January 1995 until September 1998. Mr. Haughton has been Chairman of PMI Mortgage Insurance Co., ("PMI") since May 1995 and has been Chief Executive Officer and President of PMI since January 1993. PMI is the third largest private mortgage insurer in the United States and is a leader in risk management technology, and provides various products and services for the home mortgage finance industry. Mr. Haughton joined PMI in 1985 as Vice President of Underwriting, after 16 years with Allstate Insurance Company. In 1987, he was promoted to Vice President/General Manager for PMI's Central Zone, responsible for all sales and field office operations in that region. In 1989, he became Group Vice President of Insurance Operations, which included Administration, Systems, Underwriting, Claims and Actuarial Services departments. In March 1999, Mr. Haughton concluded his two-year term as President of the Mortgage Insurance Companies of America ("MICA"), the industry trade association, a position he has held since March 1997. He also has a long history of active volunteerism with various affordable housing organizations, including Habitat for Humanity, and serves as Chairman of the Board of Social Compact. Mr. Haughton has been a Director since January 1995. He is an Ex Officio member of the Governance and Nominating Committee.

  Wayne E. Hedien, 65, has been a Director since January 1995, and was a Director of PMI between February 1983 and May 1990 and between April 1992 and January 1995. Mr. Hedien was the Chairman of the Board of Allstate Insurance Company ("Allstate") from July 1989 through December 1994 and was elected to the same position with The Allstate Corporation in March 1993 in preparation for The Allstate Corporation's initial public offering. He held a variety of senior executive positions with Allstate and its affiliates prior to his retirement from Allstate in December 1994. He is also on the board of directors of the Morgan Stanley Dean Witter Funds. He is Chair of the Governance and Nominating Committee and a member of the Audit Committee.

  Raymond L. Ocampo Jr., 46, has been nominated to serve as a Director of TPG. He has served on the board of directors of Vantive Corporation since January 1997. Mr. Ocampo is currently Executive Director of the Berkeley Center for Law & Technology. He also serves as an independent mediator and arbitrator of disputes among high technology companies and as an expert witness in technology-related litigation. Mr. Ocampo served in several capacities with Oracle Corporation from July 1986 to November 1996, primarily and most recently, as its Senior Vice President, General Counsel and Secretary. He is a member of the board of directors of KQED, a public radio and television broadcasting organization based in the San Francisco Bay Area, and of several other private companies and nonprofit organizations.

  John D. Roach, 55, has been a Director since May 1997. Mr. Roach is the Chairman, President and Chief Executive Officer of Stonegate Resources, LLC, positions he has held since October 1997. Stonegate Resources is an entity formed to acquire and operate companies in the building products industry. Prior to joining Stonegate Resources, Mr. Roach was the Chairman, President and Chief Executive Officer of Fibreboard Corporation, between July 1991 and July 1997. Prior to joining Fibreboard Corporation, Mr. Roach was Executive Vice President of Manville Corporation between 1988 until he left the company in July 1991. Manville Corporation is a manufacturer of building products, paperboard packaging, fiberglass and industrial minerals. Mr. Roach first joined Manville Corporation in April 1987, and served as Senior Vice President and Chief Financial Officer between 1987 until 1988. Prior to joining Manville, Mr. Roach was a strategy consultant and Vice Chairman of Braxton Associates; Vice President and Managing Director of the Strategic Management Practice for Booz, Allen, Hamilton; and Vice President and Director of the Boston Consulting Group. Mr. Roach is also on the board of directors of Morrison Knudsen Corporation. He has previously served on the boards of directors for Magma Power, Thompson PBE and the American Stock Exchange. He is Vice Chair of the Compensation Committee.

  Kenneth T. Rosen, 50, has been a Director since January 1995 and was a Director of PMI between October 1993 and January 1995. Dr. Rosen has been a Professor of Business Administration at the Haas School of Business since July 1978, and Chairman of the Fisher Center for Real Estate and Urban Economics since 1979, each at the University of California at Berkeley. He is also President of the Rosen Consulting Group, a real estate and mortgage market consulting firm. Dr. Rosen serves as the Chief Executive Officer of Lend Lease Rosen Real Estate Securities, LLC. Dr. Rosen is also on the boards of directors of Golden West Financial Corporation and Avatar Company. He is a member of the Compensation Committee.

  Richard L. Thomas, 68, has been a Director since July 1996. Mr. Thomas is the retired Chairman of First Chicago NBD Corporation. From January 1, 1992 until December 1, 1995, he was Chairman and CEO of First Chicago Corporation, after which he served as Chairman of First Chicago NBD Corporation until May 1996. Mr. Thomas is also on the boards of directors of IMC Global, Inc., The Sabre Group Holdings, Inc., Sara Lee Corporation, Scotsman Industries, Inc., and Unicom Corp. He is Chair of the Audit Committee and a member of the Governance and Nominating Committee.

  Mary Lee Widener, 60, has been a Director since January 1995 and was a Director of PMI between October 1993 and January 1995. Ms. Widener has been Chief Executive Officer of Neighborhood Housing Services of America, Inc. since May 1974, and also holds the title of President. Ms. Widener is also Chairperson of the board of directors of the Federal Home Loan Bank of San Francisco. She is a member of the Audit Committee.

  Ronald H. Zech, 55, has been a Director since May 1998. He is currently Chairman, Chief Executive Officer and President of GATX Corporation, whose subsidiaries engage in the leasing and management of railroad cars, provide equipment and capital asset financing and related services, own and operate tank storage terminals and pipelines, engage in Great Lakes shipping, and provide distribution and logistics support services. Mr. Zech was elected Chairman of GATX Corporation in April 1996, Chief Executive Officer in January 1996, and President in July 1994. Mr. Zech previously served as President and Chief Executive Officer of GATX Capital Corporation from 1984 to 1994. Mr. Zech is also on the boards of directors of McGrath RentCorp and two of GATX Corporation's subsidiaries, General American Transportation and GATX Capital Corporation. He is a member of the Compensation Committee.

  There are no family relationships among any of the aforementioned persons.

  Further Information Concerning the Board of Directors. The Board of Directors held seven meetings during 1998. Each Director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. The Board of Directors has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The members and chair of each committee are determined from time to time by the Board.

  The Audit Committee consists of Mr. Thomas, Chair, Dr. Castle, Vice Chair, Mr. Hedien and Ms. Widener. The committee held five meetings in 1998. The committee selects a firm of independent certified public accountants to audit the books and accounts of TPG and its subsidiaries for the fiscal year for which they are appointed. In addition, the committee reviews and approves the scope and costs of all services (including nonaudit services) provided by the firm selected to conduct the audit. The committee also monitors the effectiveness of the external and internal audit effort and financial reporting, and inquires into the adequacy of financial and operating controls. The committee also oversees TPG's Year 2000 remediation activities. The committee coordinates with TPG's Compliance Officer with respect to statutory and other business ethics matters, and receives periodic reports regarding such matters from the Compliance Officer.

  The Compensation Committee consists of Mr. Clark, Chair, Mr. Roach, Vice Chair, and Dr. Rosen and Mr. Zech. The committee held six meetings in 1998. The committee makes recommendations to the Board with respect to the administration of the salaries, bonuses and other compensation to be paid to the officers and other employees of PMI and TPG and acts as administrator for the Equity Incentive Plan and The PMI Group, Inc., Directors' Deferred Compensation Plan. The committee also evaluates the performance of management and considers management succession and related matter.

  The Governance and Nominating Committee consists of Mr. Hedien, Chair, Mr. Clark, Mr. Thomas, and Mr. Haughton, Ex Officio. The committee held two meetings in 1998. The committee develops and monitors TPG's corporate governance practices and procedures and monitors the responsibilities of board members, in consultation with the Chairman of the Board. The committee makes periodic reports to the Board of Directors regarding TPG's governance practices. The committee assists the Board of Directors in its assessment of the Chief Executive Officer, and assists the Chairman in the annual self-assessment process for the Board of Directors. The committee advises the Board with respect to the size and composition of the Board and recommends prospective Directors to assist in creating a balance of knowledge, experience and capability on the Board. The committee also reviews recommendations regarding Director compensation.

  Directors' Compensation and Benefits. Directors who are employees of TPG or its subsidiaries do not receive additional compensation for their services as Directors. Each Director who is not an employee of TPG or any of its subsidiaries ("Non-Employee Director") receives fees for his or her service as a Director. Each such Non-Employee Director receives an annual retainer of $22,000. Each Non-Employee Director who serves as a Committee Chair receives an additional annual retainer of $6,000. Directors are reimbursed for reasonable expenses to attend meetings.

  Under the Directors' Deferred Compensation Plan, each Non-Employee Director may defer receipt of his or her retainer fees. The minimum permitted deferral is $5,000. All amounts deferred are deemed to be invested in phantom shares of TPG's common stock. On any date, the value of each share of phantom stock will equal the fair market value of a share of TPG common stock, including reinvestment of any dividends. At the time when a Director makes a deferral election, he or she also must elect the time and method for payment of the deferred amounts. Phantom shares of TPG's common stock will be paid in cash.

  Under TPG's Stock Plan for Non-Employee Directors (the "Directors Plan"), each Non-Employee Director is awarded annually up to 300 shares of common stock. In the initial year as a Director, the shares are prorated (based on months of service between June 1 and May 31) and are awarded as soon as administratively practicable after the Director joins the Board. Thereafter, shares are awarded as of the first business day in June of each year (assuming that he or she remains an eligible Non-Employee Director). Each Non-Employee Director may receive only one award of common stock during any calendar year. The number of shares awarded to any Non-Employee Director will be reduced as necessary so that the fair market value of the shares on the date of award does not exceed $30,000. The Directors Plan also provides for an annual cash payment to each Non-Employee Director in an amount equal to the estimated tax liability, including taxes payable on the amount of the tax gross-up from the award of the shares.

  Under the Directors Plan, each Non-Employee Director is also annually granted an option to purchase up to 1,500 shares of common stock (up to 3,000 shares for the initial year as a Director). In the initial year as a Director, the annual option grant is prorated (based on months of service between June 1 and May 31) and is granted as soon as administratively practicable after the Director joins the Board. Thereafter, options are granted as of the first business day in June of each year (assuming that he or she remains an eligible Non-Employee Director). The exercise price of each such option is equal to 100 percent of the fair market value on the date of grant of the shares covered by the option. Options granted in the initial year as a Director become exercisable in three equal installments, commencing on the first anniversary of the grant date (assuming the Non- Employee Director remains on the Board on such anniversary date, otherwise any unexercisable portion of the option will be forfeited). Options granted after the initial year as a Director become exercisable on the first anniversary of the grant date. All options granted to Non-Employee Directors have a term of no greater than 10 years from the date of grant. If a Director terminates service on the Board prior to an option's normal expiration date, the period of exercisability of the option varies, depending upon the reason for the termination.

  During 1998, an outside executive compensation consulting firm, Hewitt Associates, LLC, reviewed the compensation paid to TPG's Non-Employee Directors. No changes in Non-Employee Director compensation were recommended as a result of the review by Hewitt Associates, LLC and none were made.

  Directors' Stock Ownership Guidelines. The Board of Directors established stock ownership guidelines for all Non-Employee Directors. The desired level of stock ownership is to be achieved over a period of five years from the date of first elected as a director. Non-Employee Directors are expected to own TPG common stock which has a market value equal to a minimum of approximately $110,000, or five times such director's annual retainer fee. Stock owned or deemed owned for purposes of the guidelines include: (a) shares purchased in the open market, including shares held in a retirement plan, (b) stock awarded under the Directors Plan, (c) TPG common stock equivalents held in the Director's Deferred Compensation Plan, and (d) stock equal to the value of the amount by which the market price of TPG common stock exceeds the exercise price of any vested options. Ronald H. Zech, who joined the Board in 1998, has met approximately 64% of the five-year ownership level during his first year on the Board of Directors. All other directors have achieved compliance with the stock ownership guidelines.

                         Security Ownership of Certain
                       Beneficial Owners and Management

  The following table sets forth, as of March 31, 1999, unless otherwise noted, certain stock ownership information regarding all stockholders known by TPG to be the beneficial owners of five percent or more of TPG's common stock, each nominee and current Director of TPG, and each Named Executive Officer listed in the 1998 Summary Compensation Table herein, and all Directors, nominees and Executive Officers as a group. For purposes of this table, a beneficial owner is generally any person or entity that directly, indirectly, or through a family relationship has or shares the power to vote or direct the vote of the shares, has the power to trade or dispose of the shares, or has the right to acquire the ownership of any shares at any time within 60 days of March 31, 1999, through the exercise of any option, warrant, right, or convertible security.

                        Common Stock Beneficially Owned

                                                                     Percentage
                                                            Number       of
     Beneficial Owner                                      of Shares  Class/1/
     ----------------                                      --------- ----------
     AXA Assurances I.A.R.D. Mutuelle/2/.................  4,340,422   14.41%
     c/o The Equitable Companies Incorp.
     787 Seventh Avenue
     New York, NY 10019
     FMR Corporation/3/................................... 4,295,140   14.27%
     82 Devonshire Street
     Boston, MA 02109
     Sound Shore Management, Inc./4/ ..................... 1,871,900    6.22%
     8 Sound Shore Drive
     Greenwich, CT 06836
     Capital Guardian Trust Company/5/.................... 1,754,000    5.83%
     111000 Santa Monica Boulevard
     Los Angeles, CA 90025-3384
     Wellington Management Company LLP/6/................. 1,570,900    5.22%
     75 State Street
     Boston, MA 02109
     Directors and Nominees
     ----------------------
     Dr. James C. Castle/7/..............................     3,100       *
     Donald C. Clark/8/..................................     5,400       *
     W. Roger Haughton/9/................................   105,163       *
     Wayne E. Hedien/10/.................................     6,683       *
     Raymond J. Ocampo, Jr...............................         0       *
     John D. Roach/11/...................................     5,600       *
     Kenneth T. Rosen/12/................................     5,483       *
     Richard L. Thomas/13/...............................    21,134       *
     Mary Lee Widener/14/................................     6,483       *
     Ronald H. Zech/15/..................................     1,300       *
     Other Executive Officers
     ------------------------
     L. Stephen Smith/16/................................    52,828       *
     John M. Lorenzen, Jr./17/...........................    43,159       *
     Claude J. Seaman/18/................................    37,850       *
     Thomas C. Brown/19/.................................     6,254       *
     All Directors, Nominees and Executive Officers as a
      group (18 persons)/20/.............................   324,819    1.07%

-------
 *   Less than 1%
/1/ As of March 31, 1999, there were outstanding 30,101,056 shares of common stock, the only class of voting stock of TPG.
/2/ Based on an Amendment No. 5 to a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 16, 1999, AXA Assurances I.A.R.D. Mutuelle ("AXA") held sole voting power as to 1,301,900 of such shares, held shared voting power as to 2,676,347 of such shares and held sole dispositive power as to 4,340,422 of such shares. According to the filing, AXA has no shared dispositive power over such shares. As of March 31, 1999, management of TPG believes AXA was the beneficial owner of approximately 4,000,000 shares of common stock for purposes of voting at TPG's May 20, 1999 Annual Meeting of Stockholders.
/3/ Based on an Amendment No. 4 to a Schedule 13G filed with the SEC on February 12, 1999, FMR Corporation ("FMR"), held sole voting power as to 240,000 of such shares and held sole dispositive power as to 3,724,940 shares. According to the filing, FMR has no shared voting or shared dispositive power over such shares. The filing indicates that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 3,376,940 shares of the common stock, which are held of record by clients of Fidelity. Such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the common stock, however, no one client is known to have such right or power with respect to more than five percent of the common stock. As of March 31, 1999, management of TPG believes FMR Corporation was the beneficial owner of approximately 3,500,000 shares of common stock for purposes of voting at TPG's May 20, 1999 Annual Meeting of Stockholders.
/4/ Based on a Schedule 13G filed with the SEC on January 26, 1999, Sound Shore Management, Inc. ("Sound Shore") held sole voting power as to 1,670,900 of such shares, held share voting power as to 40,000 of such shares, and held sole dispositive power as to 1,871,900 of such shares. According to the filing, Sound Shore has no shared dispositive power over such shares. As of March 31, 1999, management of TPG believes Sound Shore did not own any shares of common stock for purposes of voting at TPG's May 20, 1999 Annual Meeting of Stockholders.
/5/ Based on a Schedule 13G filed with the SEC on February 12, 1999 Capital Guardian Trust Company ("Capital Guardian") held sole voting power as to 1,439,900 of such shares and held sole dispositive power as to 1,754,000 shares. According to the filing, Capital Guardian has no shared voting power or shared dispositive power over such shares. The filing indicates that Capital Guardian, in its capacity as investment manager, is deemed to beneficially own the 266,100 shares held by Capital international Limited, the 175,800 shares held by Capital International, Inc., and the 129,700 shares held by Capital International S.A., all affiliated entities of Capital Guardian, no one client or affiliate is know to have such right or power with respect to more than five percent of the common stock. As of March 31, 1999, management of TPG believes Capital Guardian was the beneficial owner of approximately 2,700,000 shares of common stock for purposes of voting at TPG's May 20, 1999 Annual Meeting of Stockholders.
/6/ Based on a Schedule 13G filed with the SEC on February 10, 1999, Wellington Management Company LLP ("Wellington") held shared voting power as to 300 of such shares and held shared dispositive power as to 1,570,900 shares. According to the filing, Wellington has no sole voting power or sole dispositive power over such shares. The filing indicates that Wellington, in its capacity as investment adviser, may be deemed to beneficially own 1,570,900 shares of common stock, which are held of record by clients of Wellington. Such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the common stock, however, no one client is know to have such right or power with respect to more than five percent of the common stock. As of March 31, 1999, management of TPG believes Wellington did not own any shares of common stock for purposes of voting at TPG's May 20, 1999 Annual Meeting of Stockholders.
/7/ Includes options to purchase 1,000 shares of common stock exercisable within 60 days of March 31, 1999. Does not include 686 shares of common stock equivalents arising from Director's election to defer payment of Director's fees pursuant to The PMI Group, Inc. Directors' Deferred Compensation Plan ("Directors' Deferred Compensation Plan").
/8/ Includes options to purchase 3,500 shares of common stock exercisable within 60 days of March 31, 1999. Does not include 1,279 shares of common stock equivalents arising from Director's election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
/9/ Includes options to purchase 94,344 shares of common stock exercisable within 60 days of March 31, 1999 and 1,444 shares of common stock deemed owned under The PMI Group, Inc., Savings and Profit-Sharing Plan (the "401(k) Plan"). Does not include 6,550 shares of common stock equivalents arising from the officer's election to defer payment of compensation pursuant to The PMI Group, Inc., Officer Deferred Compensation Plan ("Officer Deferred Compensation Plan").
/10/ Includes options to purchase 3,500 shares of common stock exercisable within 60 days of March 31, 1999.
/11/ Includes options to purchase 1,000 shares of common stock exercisable within 60 days of March 31, 1999. Does not include 685 shares of common stock equivalents arising from Director's election to defer payment of Directors' fees pursuant to the Directors' Deferred Compensation Plan.
/12/ Includes options to purchase 3,500 shares of common stock exercisable within 60 days of March 31, 1999. Does not include 891 shares of common stock equivalents arising from Director's election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
/13/ Includes option to purchase 3,334 shares of common stock exercisable within 60 days of March 31, 1999. Does not include 514 shares of common stock equivalents arising from Director's election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan. Does not include 1,000 shares of common stock held by the Thomas Family Limited Partnership, in which Mr. Thomas has a 2.5% ownership interest.
/14/ Includes options to purchase 2,500 shares of common stock exercisable within 60 days of March 31, 1999.
/15/ Does not include 289 shares of common stock equivalents arising from Director's election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
/16/ Includes options to purchase 44,231 shares of common stock exercisable within 60 days of March 31, 1999 and 7,438 shares of common stock deemed owned under the 401(k) Plan.
/17/ Includes options to purchase 42,177 shares of common stock exercisable within 60 days of March 31, 1999 and 275 shares of common stock deemed owned under the 401(k) Plan. Does not include 1,830 shares of common stock equivalents arising from the officer's election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.
/18/ Includes options to purchase 37,167 shares of common stock exercisable within 60 days of March 31, 1999 and 275 shares of common stock deemed owned under the 401(k) Plan. Does not include 6,936 shares of common stock equivalents arising from the officer's election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.
/19/ Includes options to purchase 4,059 shares of common stock exercisable within 60 days of March 31, 1999 and 581 shares of common stock deemed owned under the 401(k) Plan.
/20/ Includes options to purchase 263,990 shares of common stock exercisable within 60 days of March 31, 1999 and 10,405 shares of common stock deemed owned under the 401(k) Plan. Does not include 25,140 shares of common stock equivalents arising from the officer's or director's election to defer payment of compensation pursuant to the Officers Deferred Compensation Plan or the Directors' Deferred Compensation Plan.

  Executive Compensation. Except as otherwise indicated, the following Summary Compensation Table sets forth information on compensation for the last three years for the Chief Executive Officer and for each of the four most highly compensated executive officers (collectively the "Named Executive Officers") of TPG.

                          Summary Compensation Table
-------------------------------------------------------------------------------

                          Annual Compensation           Long-Term Compensation
                         ------------------------- --------------------------------
                                                          Awards
                                                   ---------------------
                                                   Restricted Securities
                                                     Stock    Underlying    LTIP       All Other
Name and Position        Year  Salary     Bonus/1/   Awards    Options   Payouts/2/ Compensation/3/
---------------------------------------------------------------------------------------------------
W. Roger Haughton....... 1998 $500,000    $509,500  $      0    48,397    $116,315      $7,500
 Chairman of the Board   1997 $451,002    $203,267  $      0    22,500    $      0      $6,660
  and                    1996 $400,000    $199,001  $      0    20,300    $      0      $5,580
 Chief Executive Officer

L. Stephen Smith........ 1998 $285,000/4/ $245,672  $      0    21,922    $ 49,837      $7,500
 President and           1997 $211,656    $ 89,910  $      0     9,200    $      0      $6,660
 Chief Operating Officer 1996 $210,100    $ 94,072  $      0     8,900    $      0      $5,580

John M. Lorenzen, Jr.... 1998 $240,000    $202,320  $      0    14,425    $ 47,085      $7,500
 Executive Vice          1997 $211,101    $ 85,629  $      0     8,600    $      0      $6,660
  President,             1996 $200,096    $ 89,593  $      0     8,500    $      0      $5,580
 Chief Financial Officer

Thomas C. Brown......... 1998 $235,000/5/ $171,705  $      0    13,174    $      0      $7,500
 Executive Vice          1997 $204,000    $ 42,000  $141,900     7,000    $      0      $    0
  President              1996      N/A         N/A       N/A       N/A         N/A         N/A
 of Field Operations

Claude J. Seaman........ 1998 $231,666    $206,535  $      0    16,726    $ 33,239      $7,500
 Group Executive Vice    1997 $188,510    $ 67,969  $      0     6,300    $      0      $6,660
 President Strategic     1996 $170,998    $ 68,057  $      0     5,800    $      0      $5,580
 Investments

-------------------------------------------------------------------------------
Note: Executives also receive financial planning assistance, automobile allowance and reimbursed parking, but such amounts did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of each executive.

/1/  Bonus amounts shown for 1998 were earned during 1998 and paid in 1999.

/2/ Represents payout of performance shares awarded in 1996 under The Equity Incentive Plan, which vested upon the achievement of certain corporate goals for the three-year performance cycle 1996-1998. Messrs. Haughton, Smith, Lorenzen and Seaman received 2,705; 1,159; 1,095; and 773 shares, respectively, of TPG common stock valued at $43.00 per share on February 18, 1999, the date of vesting.

/3/ Represents employer-matching contributions to the Named Executive Officer's account under The PMI Group, Inc. Savings and Profit-Sharing Plan, a "401(k)" Plan.

/4/ Effective September 1, 1998, Mr. Smith was promoted to President and Chief Operating Officer and his annual base salary was increased to $325,000.

/5/ Mr. Brown commenced employment with TPG during June 1997. On June 9, 1997, Mr. Brown was granted 2,500 shares of restricted stock which was 100% vested on July 9, 1998. Effective September 1, 1998, Mr. Brown was promoted to Executive Vice President of Field Operations and his annual base salary was increased to $255,000.
-------------------------------------------------------------------------------

  Option Grants. The following table is a summary of all TPG stock options granted to the Named Executive Officers during 1998. Individual grants are listed separately for each Named Executive Officer. TPG has not granted any SARs.

                             Option Grants in 1998
-------------------------------------------------------------------------------

                                                                        Potential Realizable Value
                         Number of    % of Total                          at Assumed Annual Rates
                           Shares      Options                          of Stock Price Appreciation
                         Underlying Granted to All Exercise                 for Option Term/3/
                          Options    Employees in    Price   Expiration ----------------------------
Name                     Granted/1/ Fiscal Year/2/ ($/Share)    Date         5%            10%
----------------------------------------------------------------------------------------------------
W. Roger Haughton.......   48,397        13.2%      $70.84    02/12/08  $   2,156,241 $   5,464,342
L. Stephen Smith........   21,922         6.0        70.84    02/12/08        976,695     2,475,138
John M. Lorenzen, Jr....   17,425         4.8        70.84    02/12/08        776,340     1,967,398
Claude J. Seaman........   16,726         4.7        70.84    02/12/08        745,197     1,888,477
Thomas C. Brown.........   13,174         3.6        70.84    02/12/08        586,944     1,487,432
----------------------------------------------------------------------------------------------------

/1/ The options have a per share exercise price equal to the fair market value of a share of common stock on the grant date. Messrs. Haughton, Smith, Lorenzen, Brown and Seaman received a stock option grant covering shares of TPG common stock which vests in three equal installments as follows:
     18,397; 7,922; 7,175; 5,174 and 6,726 shares, respectively. In addition,
     Messrs. Haughton, Smith, Lorenzen, Brown and Seaman received a stock option grant covering shares of TPG common stock which vests on the fifth anniversary of the grant as follows: 30,000; 14,000; 10,250; 8,000; and 10,000 shares, respectively. The required exercise price and tax withholding may be paid in cash and/or shares of common stock that would otherwise have been received on exercise.
/2/ Represents percentage of total options to purchase common stock granted under The PMI Group, Inc. Equity Incentive Plan ("Equity Incentive Plan") to employees of TPG and its subsidiaries during 1998.
/3/ Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of TPG's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.
-------------------------------------------------------------------------------

  The following table shows the number of shares underlying unexercised options and the value of options outstanding as of December 31, 1998 for each of the Named Executive Officers. TPG has not granted any SARs. No stock options were exercised by the Named Executive Officers during 1998.

                              Options Outstanding

-------------------------------------------------------------------------------
                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                              Options at Fiscal Year-    In-the-Money Options
                                        End              at Fiscal Year End/1/
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
--------------------------------------------------------------------------------
W. Roger Haughton...........   73,945       70,163      $860,777      $17,500
L. Stephen Smith............   35,557       31,021       403,012        7,693
John M. Lorenzen, Jr........   34,085       25,991       387,081        7,348
Claude J. Seaman............   30,892       22,888       373,223        5,014
Thomas C. Brown.............    2,334       17,840             0            0
--------------------------------------------------------------------------------

/1/ Value is based on the closing price of TPG common stock on the New York Stock Exchange on December 31, 1998 of $48.47 per share, less the exercise price of the option.
-------------------------------------------------------------------------------

  Long-Term Incentive Plan Awards. The following table is a summary of the performance share awards that were made to the Named Executive Officers during 1998. The performance shares will vest only if TPG's 1998, 1999 and 2000 goals for stock price to earnings ratio relative to other mortgage insurance companies and the average annual increase in return on average equity are achieved. There can be no assurance that any such targets actually will be achieved, and therefore, there can be no assurance that any performance shares actually will vest and become payable. The Compensation Committee has the discretion to waive performance measures and alter award amounts, but did not exercise such discretion in 1998. No estimate or assumption in this table is a forecast of TPG's future performance. For each performance share that vests, the Named Executive Officer will receive, at the discretion of the Compensation Committee, either one share of common stock (subject to any adjustments for any changes in the common stock) or a cash payment in an amount equal to the fair market value thereof. If a Named Executive Officer terminates employment before the end of the performance period, the number of performance shares otherwise payable to him or her may be reduced or forfeited entirely, depending upon the reason for the termination.

              Long-Term Incentive Plan Awards in Last Fiscal Year

--------------------------------------------------------------------------------------------------------------------
                                                                                 Estimated Future Payouts Under
                                                                                  Non-Stock Priced-Based Plans
                                                                                     (Number of Shares)/3/
                                                                                 -----------------------------------
                             Number of Shares,      Performance or Other Period   Threshold    Target      Maximum
Name                     Units, or Other Rights/1/ Until Maturation or Payout/2/     (#)        (#)          (#)
---------------------------------------------------------------------------------------------------------------------
W. Roger Haughton.......           3,387                     1998-2000                  1,693      3,387        6,774
L. Stephen Smith........           1,459                     1998-2000                    729      1,459        2,918
John M. Lorenzen, Jr....           1,321                     1998-2000                    660      1,321        2,642
Claude J. Seaman........           1,238                     1998-2000                    619      1,238        2,476
Thomas C. Brown.........             953                     1998-2000                    476        953        1,906
---------------------------------------------------------------------------------------------------------------------

/1/ Represents the target number of performance shares granted to each Named Executive Officer during 1998 under the Equity Incentive Plan, that all matching contributions vest as a change of control as defined above.
/2/ The performance period runs from January 1, 1998 through December 31, 2000. /3/ The threshold number of shares is awarded for obtaining the minimum goals, target shares are awarded for obtaining 100% of the goals and the maximum number of shares is awarded for exceeding the target goals by a preset amount.
-------------------------------------------------------------------------------

  Change of Control Arrangements. The TPG Equity Incentive Plan provides that upon a Change of Control, all outstanding stock options, restricted stock and performance shares shall become 100% vested and immediately exercisable. Under the Equity Incentive Plan, "Change of Control" generally means the earlier to occur of: (a) the acquisition by any individual, entity or group of 20% or more of the then outstanding shares of common stock of the TPG (excluding acquisition directly from TPG, or by any employee benefit plan sponsored or maintained by TPG); or (b) for any reason if the current Board members do not constitute at least a majority of the Board (excluding individuals whose election to the Board was approved by the current Board); or (c) consummation by TPG of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of TPG or the acquisition of assets of another entity, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination; or (d) approval by the stockholders of TPG of a complete liquidation or dissolution of TPG the TPG Officer Deferred Compensation Plan provides.

  TPG has also entered into Change of Control Employment Agreements ("Employment Agreement") with certain senior officers of TPG, including Messrs. Haughton, Smith, Lorenzen, Seaman and Brown (the

"Executives") each agreement dated as of February 12, 1998. TPG believes it is imperative to be able to maintain a stable and competent management base, and that the continued success of TPG depends, to a significant degree, on the skills and competence of its senior officers. The Employment Agreements are intended to assure that TPG will have the continued dedication of its senior officers by diminishing the inevitable distraction of such officers by virtue of the personal uncertainties and risks arising from the possibility, threat or occurrence of a change of control of TPG. Generally, severance benefits will be triggered under the Employment Agreement if, a change of control occurs and the Executive's employment is terminated by the Executive for "Good Reason," or by TPG other than for "Cause," "Death" or "Disability," as defined in the Employment Agreement during the three year period following a "Change of Control". Under the Employment Agreement, "Change of Control," generally means (a) the acquisition by any individual, entity or group of 20% or more of the then outstanding shares of common stock of the TPG (excluding acquisition directly from TPG, or by any employee benefit plan sponsored or maintained by
TPG); or (b) for any reason the current Board members do not constitute at least a majority of the Board; or (c) consummation by TPG of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of TPG or the acquisition of assets of another entity, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination; or
(d) approval by the stockholders of TPG of a complete liquidation or dissolution of TPG. Payments and benefits include: a lump-sum cash payment equal to up to three times' (depending on the senior officer involved) base salary and target incentive bonus; plus an amount equal to the difference between the aggregate benefit under the Retirement Plan and the Supplemental Employee Retirement Plan benefit which the Executive would have accrued (whether or not vested) had the Executive's employment continued for up to three years (depending on the senior officer involved) after the date of termination, and the actual vested benefit under such plans as of the date of the Executive's termination of employment; continuation of welfare benefit plan coverage for up to three years (depending on the senior officer involved); and outplacement services. Under certain circumstances, a portion of the present value of the benefits payable under the Employment Agreement or upon the acceleration of the vesting of all outstanding stock options, restricted stock and performance shares could be subject to a 20% excise tax under the Internal Revenue Code and be nondeductible by TPG. TPG has agreed, subject to limited exceptions, to reimburse the Executives for any such excise taxes, together with any additional excise or income taxes resulting from such reimbursement.

  Executive Officer Stock Ownership Guidelines. The Compensation Committee of the Board of Directors established stock ownership guidelines for TPG's senior executive officers. The desired level of stock ownership is to be achieved over a period of five years from the date of becoming an executive officer. Executive officers are expected to own TPG common stock which has a market value equal to a minimum range from one to three times such executive's annual base salary. Stock owned for purposes of the guidelines include: (a) shares purchased in the open market; (b) shares held in a retirement plan, including TPG common stock fund units held under The PMI Group, Inc., Savings and Profit-Sharing Plan ("401 (k) plan"); (c) restricted stock awarded under the Equity Incentive Plan; (d) TPG common stock equivalents held in the Officer Deferred Compensation Plan, and (e) stock equal to the value of the amount by which the market price of TPG common stock exceeds the exercise price of any vested options. As of March 31, 1999, Messrs. Haughton, Smith, Lorenzen, Seaman and Brown have met approximately 93%, 72%, 91%, 126%, and 19%, respectively, of the stock ownership guidelines based on the closing price of TPG common stock on March 31, 1999 of $46.375 per share. Mr. Brown joined the Company in June 1997 and has until June 2002 to achieve compliance with the stock ownership guidelines.

  General Compensation and Benefit Plans. The Named Executive Officers participate in certain stock option, retirement and profit-sharing plans sponsored by TPG, some of which are intended to qualify for tax-favored treatment under the Internal Revenue Code, as amended ("Code"). These plans include the Equity Incentive Plan; The PMI Group, Inc. Retirement Plan ("Retirement Plan"), a defined benefit pension plan intended to qualify under Section 401(a) of the Code; and The PMI Group, Inc. Supplemental Employee Retirement Plan ("SERP"), a nonqualified plan designed to provide benefits in excess of those permitted to be provided under the Retirement Plan because of the Code limitations described below. The Named Executive Officers are eligible to participate in the Officer Deferred Compensation Plan, which permits each participant to elect to defer receipt of part or all of his or her eligible compensation on a pre-tax basis. Under the Officer Deferred Compensation Plan, TPG makes a matching contribution for each participate equal to 25% of the amount a participant has deferred into the TPG common stock equivalent fund. The matching contribution is made in TPG common stock equivalents and vests after the amount deferred has remained in the TPG Common Stock equivalent fund for three-years, or upon change of control. In addition, the Named Executives Officers are eligible to participate in The PMI Group, Inc. Savings and Profit-Sharing Plan ("401(k) Plan"), a defined contribution plan intended to qualify under Section 401(a) of the Code. TPG also makes matching and discretionary matching contributions to the 401(k) Plan.

  The pension benefit under the Retirement Plan and SERP is based on the executive's average of his or her five highest consecutive years' compensation. Credited service under the Retirement Plan includes only service after the completion of TPG's initial public offering in April 1995 (up to a maximum of 35 years). Credited service for the SERP includes all service with TPG; Sears, Roebuck and Co.; and Allstate. Benefits are computed on a straight-line annuity basis and are not subject to deduction for Social Security or other offset amounts.

  Compensation under the Retirement Plan and SERP is based upon the total annual cash compensation paid to the participant (not to exceed $160,000 for 1998, as limited by the Code) for services rendered to PMI and its affiliates, including pre-tax deferrals, but excluding items such as certain incentive and long-term executive compensation plan awards, the value of stock awards and employer contributions to profit sharing plans. Covered compensation under the Retirement Plan in 1998 (without Code limitations) was $703,271, $374,906, $325,629, $299,636 and $277,000 for Messrs. Haughton, Smith, Lorenzen, Seaman, and Brown, respectively. As of December 31, 1998, Messrs. Haughton, Smith, Lorenzen, Seaman and Brown had approximately 29, 22, 14, 23 and 1 years of credited service, respectively, under the SERP. Messrs. Haughton, Smith, Lorenzen, and Seaman each had 3.667 years of credited service under the Retirement Plan. Mr. Brown had 1 year of credited service under the Retirement Plan.

  The following table indicates the annual benefits the Named Executive Officers would receive at their normal retirement date if they continue as TPG employees at the specified levels of compensation and for the years of credited service under the combined formulas of the Retirement Plan and the SERP.

                              PENSION PLAN TABLE

   REMUNERATION                       YEARS OF SERVICE
   ------------     --------------------------------------------------------------
                       15           20           25           30           35
                    --------     --------     --------     --------     --------
     $200,000       $ 63,000     $ 85,000     $106,000     $127,000     $148,000
      250,000         80,000      107,000      133,000      160,000      187,000
      300,000         96,000      129,000      161,000      193,000      225,000
      350,000        113,000      151,000      188,000      226,000      264,000
      400,000        129,000      173,000      216,000      259,000      302,000
      450,000        146,000      194,000      243,000      292,000      340,000
      500,000        162,000      216,000      271,000      325,000      379,000
      550,000        179,000      238,000      298,000      358,000      417,000
      600,000        195,000      260,000      326,000      391,000      456,000
      650,000        212,000      282,000      353,000      424,000      494,000
      700,000        228,000      304,000      381,000      457,000      533,000
      750,000        244,000      325,000      407,000      488,000      570,000
      800,000        261,000      347,000      434,000      521,000      608,000

--------
Note: Assumes age 65 normal retirement. Amounts represent total annual benefit payable under both the Retirement Plan and the SERP. The amount shown is for a single life annuity. If another form of benefit is elected, such as a joint and survivor annuity, the benefit amount would be lower.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The following Report of the Compensation Committee on Executive Compensation and related disclosure, including the following Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent TPG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  This report is provided by the Compensation Committee of the Board of Directors to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of TPG's Chief Executive Officer and other senior officers of TPG.

  As members of the Compensation Committee ("Committee") of the Board of Directors, it is our responsibility to review and set compensation levels of the Chief Executive Officer and other senior officers of TPG, evaluate the performance of management and consider management succession and related matters.

  The Committee is composed of independent, non-employee members of the Board of Directors who are not eligible to participate in any of the executive compensation programs of TPG. The Committee met six times in 1998 The Committee sets the overall compensation principles of TPG and reviews the entire program at least annually for its effectiveness. Every two years, the Committee conducts a comprehensive review of TPG's compensation philosophy, policies and programs for its executive officers. The purpose of this review is to ascertain whether TPG's total compensation program remains competitive to attract, retain and motivate skilled executives who are capable of developing and implementing a business strategy designed to build stockholder value.

  The Committee's 1998 compensation actions and policies were based on recommendations about TPG executive compensation practices from William M. Mercer, Incorporated, an outside consulting firm that specializes in executive compensation, internally generated information, comparative pay practice data, and its own comprehensive review of the executive compensation program that was adopted by TPG in 1996.

  Compensation Philosophy. TPG's compensation philosophy is to tie total compensation for executives closely to the creation of stockholder value. This philosophy is supported through competitive base salaries that are targeted at the 50th percentile among the group of peer companies in which TPG competes for executive talent, through an annual incentive plan that focuses management employees on key financial measures that promote stockholder value through prudent growth and profitability, and through long-term incentives under TPG's Equity Incentive Plan that tie rewards directly to increasing stockholder value and to better align the executive's interest with those of the stockholders. TPG's competitors for executive talent are not necessarily the same companies that would be included in an industry index established to compare stockholder returns because TPG requires skills and perspectives from a broader range of backgrounds. Thus, the comparable companies for purposes of executive compensation are not necessarily limited to those contained in the industry group index used in the performance comparison graph included in this Proxy Statement. TPG's focus on stockholder value creation is further supported by TPG's policy for suggested stock ownership levels for senior executives.

  The Committee also considers whether compensation paid to TPG's senior executives will be fully tax deductible to TPG. Section 162(m) of the Internal Revenue Code as amended (the "Code") contains special rules regarding the federal income tax deductibility of compensation paid to the CEO and to each of the other four most highly compensated Named Executive Officers. The general rule is that annual compensation paid to any of these executives will be deductible only to the extent that it does not exceed $1,000,000 or qualifies as "performance-based" compensation under Section 162(m). The Committee has adopted a policy with respect to Section 162(m) which is designed to ensure the compensation program continue to meet all the current tests required for compensation to be deductible for federal income tax purposes. The Committee has the discretion to make nondeductible awards, to the extent consistent with TPG's best interest, to reward employees for excellent service or recruit new executives while taking into consideration the financial effects such action may have on TPG.

  Base Salaries. In 1998, the Committee increased salaries of Mr. Haughton and other executive officers to reflect its philosophy of pay for performance. In 1998, Mr. Haughton's salary was increased from $451,000 to $500,000. This increase was intended to make Mr. Haughton's salary competitive with those companies with whom TPG compares itself. The increase recognized the record operating results in 1997. The base salaries of the CEO, the President, Executive Vice Presidents, and Senior Vice Presidents are set annually by the Committee. TPG seeks to pay its executives at competitive levels, based on the scope of responsibilities applicable to each position. Competitive base salary levels are defined as the median (50th percentile) level among a broader group of companies than would be included in an industry index established to compare stockholder returns.

  Annual Incentives. The 1998 annual incentive award paid cash amounts tied to
(a) specific financial measures supporting continued growth, profitability and increased stockholder value and/or (b) individual performance objectives. These measures and objectives are identified by management and approved by the Committee. The annual incentive award was designed to provide market median levels of compensation for performance that met individual and/or annual financial benchmarks set at the beginning of the year and approved by the Committee. The incentive award provided approximately 75th percentile rewards for superior performance against these annual objectives and measures.

  The 1998 annual incentive award was based upon satisfactory performance of four TPG performance measures, which include net operating earnings per share growth, new insurance written growth, market share and the relative price-to-earnings ratio relative to other publicly traded mortgage insurance companies. No payouts are made as an annual incentive award unless TPG earns a threshold return on average equity level that is at least four percentage points above the 10-year U.S. Treasury bond yield for the year. The 1998 annual incentive awards for the executive officers were based solely on meeting the four TPG performance measures.

  The Committee approves the targets for TPG performance measures shortly after the beginning of each fiscal year. Similarly, the Committee certifies annually that awards payable as annual incentives correspond to performance goals and the target level established at the beginning of the year. TPG's independent auditors perform certain agreed-upon incentive compensation recomputation procedures and issue a report to TPG of their result. The Committee retains discretion to alter the award otherwise payable to any executive and/or to pay a bonus for the achievement of other objectives.

  For 1998, Mr. Haughton's annual incentive award was based on the four TPG performance measures. Mr. Haughton's annual incentive award ranges from 0 percent to 120 percent of his base salary, depending upon actual achievement of performance measures established by TPG. For 1998, Mr. Haughton received an annual incentive award of $509,400 representing approximately 102 percent of his base salary.

  Long-Term Incentives. The purpose of TPG's long-term incentive program is to reward top management for increasing stockholder value and to develop stock ownership among key executives. Long-term incentives are designed to position TPG's executives competitively between the 50th and 75th percentile of TPG's peer group. Executives have the opportunity to earn market median incentive awards for target business performance and up to 75th percentile awards for superior performance. The Committee's long-term incentive philosophy provides for annual awards under the Equity Incentive Plan of stock options and performance shares to the CEO, the President, Executive Vice Presidents and Senior Vice Presidents, and for the award of stock options alone to Vice Presidents and Assistant Vice Presidents. In addition, TPG awards stock options every other year to key employees of TPG below the level of Assistant Vice President.

  During 1998, executive officers received an annual award of stock options that vest in three equal installments on the first, second and third anniversaries of the grant; and a special one-time grant that vests on the fifth anniversary of the grant date. All stock options granted during 1998 have a per share exercise price equal to 100 percent of the fair market value of a share of common stock on the grant date, with a maximum term of up to 10 years. Performance shares, which are granted only to Senior Vice Presidents and above, are earned, based on TPG's performance against certain financial measures, over a three-year period. Performance shares are payable in shares of stock or cash, as determined by the Committee. Performance shares for the performance period 1998 through 2000 will be earned based upon average annual increase in return on average equity and the relative price to earnings ratio relative to other publicly traded mortgage insurance companies over that three-year period. Any awards earned during the cycle will be paid in early 2001 and only if TPG's three-year average return on equity is at least four percentage points above the 10-year U.S. Treasury Bond yield over the same period. The Committee has discretion to waive performance measures or goals and alter award amounts. For the three-year performance cycle, which ended in 1998 (1996-1998 cycle), Mr. Haughton, received a performance share payout of 2,705 shares of common stock, representing approximately 64 percent of his Target Award established in 1996. The other named Executive Officers received a similar percentage payout. Such payouts were based solely on the attainment of the performance goals established in 1996.

  In accordance with the Equity Incentive Plan and in connection with the compensation levels approved by the Committee for key executives, in 1998, Mr. Haughton was granted stock options covering 48,397 shares and a target award of 3,387 performance shares both in consideration of his role and importance to TPG and to strongly align him with stockholder objectives. The stock options granted to Mr. Haughton give him the right to buy 18,397 shares of TPG common stock, vesting in three equal installments on the first, second and third anniversaries of the grant. Mr. Haughton also received a special one-time stock option grant giving him the right to buy 30,000 shares of TPG common stock which vests on the fifth anniversary of the grant. The stock options have an exercise price of $70.84 per share (100 percent of the fair market value on the date of grant), with a maximum term of 10 years. The performance shares will vest only if TPG's 1998, 1999, and 2000 goals for average annual increase in return on average equity and relative price to earnings ratio relative to other selected companies over that three-year period are achieved.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  DONALD C. CLARK, CHAIR
  JOHN D. ROACH, VICE CHAIR
  DR. KENNETH T. ROSEN
  RONALD T. ZECH

Performance Graph

  The graph shown below compares the cumulative total stockholder return for TPG's common stock since its initial public offering on April 10, 1995 with that of the Standard & Poor's 500 Index, the Russell 1000 Financial Services Index, and the Mortgage Insurance Company Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly. The total stockholders' returns are not necessarily indicative of future returns.

                Comparison of The PMI Group, Inc. and Benchmarks
                               TOTAL RETURN INDEX

               [PMI GROUP TOTAL RETURN INDEX GRAPH APPEARS HERE]

                     Total Return* and Total Rate of Return

--------------------------------------------------------------------------------

              S&P 500                  The PMI Group, Inc.     Russell 1000 Financial Services             Index
  -------------------------------- --------------------------- -------------------------------- ---------------------------
   3/95     6/95    9/95    12/95   3/95   6/95   9/95  12/95   3/95    6/95    9/95    12/95    3/95   6/95   9/95  12/95
   ----     ----    ----    -----   ----   ----   ----  -----   ----    ----    ----    -----    ----   ----   ----  -----
  100.00   106.41  114.87  121.79   n/a   116.58 127.47 121.88 100.00  108.43  124.45   131.19   n/a    n/a    n/a    100
   3/96     6/96    9/96    12/96   3/96   6/96   9/96  12/96   3/96    6/96    9/96    12/96    3/96   6/96   9/96  12/96
   ----     ----    ----    -----   ----   ----   ----  -----   ----    ----    ----    -----    ----   ----   ----  -----
  128.33   134.09  138.24  149.76  117.65 114.75 143.57 149.79 141.18  143.66  155.75   175.90  104.29 107.01 121.73 137.46
   3/97     6/97    9/97    12/97   3/97   6/97   9/97  12/97   3/97    6/97    9/97    12/97    3/97   6/97   9/97  12/97
   ----     ----    ----    -----   ----   ----   ----  -----   ----    ----    ----    -----    ----   ----   ----  -----
  153.77   180.57   194.1  199.73  135.72 169/02 155.44 196.27 181.98  216.48  244.32   264.11  125.84 171.04 202.89 230.45
   3/98     6/98    9/98    12/98   3/98   6/98   9/98  12/98   3/98    6/98    9/98    12/98    3/98   6/98   9/98  12/98
   ----     ----    ----    -----   ----   ----   ----  -----   ----    ----    ----    -----    ----   ----   ----  -----
  227.59   235.11  211.72  256.81  219.30 199.67 127.47 134.47 294.37  302.27  241.03   290.54  236.59 208.65 137.95 148.73
   Total Rate of Return    156.81% Total Rate of Return 34.47% Total Rate of Return     190.54% Total Rate of Return 48.73%

--------------------------------------------------------------------------------

Note: These numbers represent an index of total return performance of TPG's common stock vs. the S&P 500, Russell 1000 Financial Services and the Mortgage Insurance Company (which includes Amerin Corporation, CMAC Investment Corporation, MGIC Investment Corporation and Triad Guaranty Inc.) indices using the starting date of 3/31/95 with a value of 100. The MI index measurement period starts on December 1995, which is the earliest date from which such index is available. For TPG, the starting date (value of 100) was 4/10/95, when the IPO was priced.


*Total Return = Capital Appreciation + Dividend Income

--------------------------------------------------------------------------------

Compensation Committee
Interlocks and
Insider Participation

  The Compensation Committee is comprised solely of outside Directors. The Compensation Committee of the Board of Directors consists of Mr. Clark, Chair, Mr. Roach, Vice Chair, Dr. Rosen and Mr. Zech. No executive officer of TPG served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING
COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires TPG's Directors and executive officers, and persons who own more than 10 percent of TPG's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish TPG with copies of all Section 16(a) forms they file.

  Based solely upon a review of the copies of these Form 3, 4 and 5 reports received by TPG, and certain written representations received from TPG's directors and executive officers, TPG believes that, during 1998, all Section 16(a) filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

  None.

ITEM 2: RATIFICATION OF
APPOINTMENT OF INDEPENDENT
AUDITORS

  Subject to stockholder ratification, the Board of Directors has appointed Deloitte & Touche LLP as independent public auditors to audit the financial statements of TPG for 1999. Deloitte & Touche LLP has audited the financial statements of TPG annually since 1994. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and to respond to appropriate questions. This proposal is presented to the stockholders in order to permit them to participate in the selection of TPG's auditors. For approval, a majority of those shares present and entitled to vote must be voted "for" this Item. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against this Item. Broker non- votes will not be counted as shares voted and will have no effect on the outcome of the vote. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors of TPG will consider the appointment of other auditors. Deloitte & Touche LLP also performed internal audit and tax related services in 1998 and is performing such services in 1999.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

ITEM 3: APPROVAL OF
AMENDMENT AND RESTATMENT
OF THE EQUITY INCENTIVE PLAN

  The Board of Directors has approved the adoption of an amended and restated Equity Incentive Plan (the "Equity Incentive Plan"). Adoption of the amended and restated Plan is subject to the approval of a majority of the shares of TPG's common stock, which are present in person or by proxy and entitled to vote at the Annual Meeting. For approval, a majority of those shares present and entitled to vote must be voted "for" this Item. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against this Item. Broker non-votes will not be counted as shares voted and will have no effect on the outcome of the vote. If approved, the amended Plan will replace the version of the Equity Incentive Plan that previously was approved by TPG's stockholders.

  The primary changes to the Equity Incentive Plan are to (1) increase the number of shares available for issuance under the Plan by 1,500,000, (2) permit awards to non-employee consultants, and (3) place an annual limit on the number of Award shares that any individual may receive during any fiscal year (the Equity Incentive Plan previously contained limits that applied for the duration of the Plan).

Purpose of the Equity Incentive Plan

  The Equity Incentive Plan is intended to increase incentive and to encourage share ownership on the part of employees and consultants of TPG and its affiliates.

Description of the Equity Incentive Plan

  The following paragraphs provide a summary of the principal features of the Equity Incentive Plan (as amended) and its operation. The following summary is qualified in its entirety by reference to the Equity Incentive Plan.

General

  The Equity Incentive Plan provides for the granting of stock options, restricted stock awards, and performance unit and performance share awards (collectively, "Awards") to eligible Plan participants. The maximum number of shares of TPG's common stock available for Awards under the Equity Incentive Plan will be 2,900,000. As of March 31, 1999, approximately 1,415,000 shares are subject to Awards granted under the Equity Incentive Plan, and approximately 1,485,000 shares remained available for any Awards to be granted in the future.

Administration of the Equity Incentive Plan

  The Equity Incentive Plan is administered by the Compensation Committee of TPG's Board of Directors (the "Committee"). The members of the Committee must qualify as "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934, and as "outside directors" under Section 162(m) (for purposes of qualifying the Equity Incentive Plan as performance-based compensation under Section 162(m)).

  Subject to the terms of the Equity Incentive Plan, the Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Committee may delegate its authority to grant and administer Awards to a separate committee appointed by the Committee, but only the Committee can make Awards to participants who are executive officers of TPG.

Eligibility to Receive Awards

  Employees and consultants of TPG and its affiliates are eligible to be selected to receive one or more Awards. The actual number of employees who will receive Awards under the Equity Incentive Plan cannot be determined because eligibility for participation in the Equity Incentive Plan is in the discretion of the Committee.

Options

  The Committee may grant non-qualified stock options, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. The number of shares covered by each option will be determined by the Committee, but during any fiscal year of TPG, no participant may be granted options for more than 200,000 shares.

  The price of the shares of TPG's common stock subject to each stock option is set by the Committee, subject to the following restrictions. The exercise price of an option cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by the option. Options granted under the Equity Incentive Plan cannot be repriced. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of TPG or any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year may not exceed $100,000.

  The required exercise price and tax withholding may be paid in cash and/or shares of common stock that would otherwise have been received on exercise of each option, or by any other means which the Committee determines to be consistent with the Equity Incentive Plan's purpose.

  Options become exercisable at the times and on the terms established by the Committee. However, if a participant retires, dies, or becomes disabled, or if a participant incurs a termination of service following a Change of Control, the participant's options would immediately vest. Options expire at the times established by the Committee but not later than 10 years after the date of grant (except in certain cases of death, in which case an employee's option would remain exercisable for three years). The Committee may provide that options granted may permit the exercise of all or part of such option by the payment of the exercise price with already-owned shares, and allow the participant to be granted an additional option for a number of shares of stock equal to the number of shares tendered to exercise the previously granted stock option.

Restricted Stock Awards

  Restricted stock Awards are shares of TPG's common stock that vest in accordance with terms and conditions established by the Committee. The number of shares of restricted stock granted to a participant (if any) will be determined by the Committee. No participant shall be granted more than 90,000 shares of restricted stock.

  In determining whether an Award of restricted stock should be made, and/or the vesting schedule for an Award, the Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Committee may determine to grant restricted stock only if performance goals established by the Committee are satisfied.

Performance Units and Performance Shares

  Performance Units and Performance Shares are TPG Awards which will result in a payment to a participant only if performance goals established by the Committee are satisfied. The applicable performance goals (see "Performance Goals" below) will be determined by the Committee, and may be applied on a Company-wide or an individual business unit basis, as deemed appropriate in light of the participant's specific responsibilities.

  In addition to the performance requirements discussed above, performance units and performance shares are subject to additional limits set forth in the Equity Incentive Plan. No participant shall receive more than 90,000 performance units or performance shares.

Performance Goals

  The Committee in its discretion may set performance goals applicable to a participant with respect to an Award. At the Committee's discretion, one or more of the following performance goals may apply: cash operating earnings per share, earnings per share, expense ratio, loss ratio, market share, net income, net operating income earnings per share, net operating income per share, new insurance written, operating cash flow, pre-tax net income, pre-tax return on average equity, price to earnings ratio, price to earnings ratio relative to other public mortgage insurance companies, return on average assets, return on average equity, return on sales, revenue, risk in force, and total stockholder return. The Performance Goals may differ from participant to participant and from award to award. Any criteria used may be measured in absolute terms or as compared to another company or companies. Any criteria used may be measured against the performance of TPG as a whole or a segment of TPG.

Awards Granted to Certain Individuals and Groups

  As described above, the Committee has discretion to determine the number of Awards (if any) to be granted to any individual under the Equity Incentive Plan. Non-Employee Directors are not eligible to participate in the Equity Incentive Plan. Accordingly, the actual number of Awards to be granted to any individual is not determinable. To date, only options, performance shares, and restricted stock have been granted under the Equity Incentive Plan. The following table sets forth (a) the aggregate number of shares of TPG's Common Stock subject to options granted under the Equity Incentive Plan to date during fiscal 1999, (b) the average per share exercise price of such options,
(c) the aggregate number of shares of TPG's Common Stock subject to restricted stock granted under the Equity Incentive Plan during fiscal year 1999, and (d) the dollar value of such shares of restricted stock based on $46.375 per share, the last reported trade price for shares of TPG's common stock on March 31, 1999.

--------------------------------------------------------------------------------
                                      Average     Number of     Dollar Value of
                           Number of Per Share    Shares of        Shares of
Name of Individual or       Options  Exercise  Restricted Stock Restricted Stock
Group                       Granted    Price       Granted          Granted
--------------------------------------------------------------------------------
W. Roger Haughton........    53,500   $43.00          N/A           $0
 Chairman of the Board
 and Chief Executive
 Officer

L. Stephen Smith.........    27,300   $43.00          N/A           $0
 President and
 Chief Operating Officer

John M. Lorenzen, Jr.....    17,000   $43.00          N/A           $0
 Executive Vice
 President,
 Chief Financial Officer

Claude J. Seaman.........    17,600   $43.00          N/A           $0
 Group Executive Vice
 President
 Strategic Investments

Thomas C. Brown..........    16,800   $43.00          N/A           $0
 Executive Vice President
 of Field Operations

All executive officers,                                             $46,375
 as a group..............   195,400   $43.00        1,000

All employees who are not
 current executive
 officers, as a group....   164,600   $43.00          N/A           $0
--------------------------------------------------------------------------------

Transferability of Awards

  Awards granted under the Equity Incentive Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, options (other than incentive stock options) may be transferred by bona fide gift (1) to a member of the participant's immediate family, (2) to a trust or other entity for the sole benefit of the member(s) of the participant's and/or his or her immediate family, (3) to a partnership, limited liability company or other entity whose members are the participant and/or his or her immediate family, or (4) to a tax-qualified charity.

Tax Aspects

  A recipient of a stock option will not have taxable income upon the grant of the option. For options other than incentive stock options, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price (the "appreciation value") on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

  Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon the exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise or the amount realized from the sale exceeds the option price.

  Unless the participant elects to be taxed at the time of receipt of restricted stock, the participant will not have taxable income upon the receipt of the Award, but upon vesting will recognize ordinary income equal to the fair market value of the shares or cash at the time of vesting.

  At the discretion of the Committee, the Equity Incentive Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an Award by electing to have shares of common stock withheld, or by delivering to TPG already-owned shares, having a value equal to the amount required to be withheld.

  TPG will be entitled to a tax deduction in connection with an Award under the Equity Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income. In addition, Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to TPG's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, TPG can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with conditions imposed by
Section 162(m), including the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during one year, and if for Awards other than options, the Equity Incentive Plan sets forth performance goals which must be achieved prior to payment of the Awards. The Equity Incentive Plan has been designed to permit the Committee to grant Awards which satisfy the requirements of Section 162(m), thereby permitting TPG to continue to receive a federal income tax deduction in connection with such Awards.

Amendment and Termination of the Equity Incentive Plan

  The Board, in its sole discretion, may generally may amend or terminate the Equity Incentive Plan, or any part thereof at any time and for any reason. The amendment, suspension or termination of the Equity Incentive Plan, shall not, without the consent of the participant, alter or impair any rights or obligations under any Award granted to such participant. The Equity Incentive Plan shall remain in effect, subject to the Board rights to terminate the plan. Absent further stockholder approval, no incentive stock option may be granted under the Equity Incentive Plan after ten (10) years from the plan's effective date.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE EQUITY INCENTIVE PLAN.

ITEM 4: ADOPTION OF
THE EMPLOYEE STOCK PURCHASE PLAN

  The Board of Directors has adopted an Employee Stock Purchase Plan (the "Plan"), subject to the approval of a majority of the shares of TPG's Common Stock that are present in person or by proxy and entitled to vote at the Annual Meeting. For approval, a majority of those shares present and entitled to vote must be voted "for" this Item. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against this Item. Broker non- votes will not be counted as shares voted and will have no effect on the outcome of the vote.

Purpose

  The purpose of the Plan is to provide eligible employees of TPG and its participating subsidiaries with the opportunity to purchase shares of Common Stock of TPG through payroll deductions. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

Eligibility to Participate

  Most employees of TPG and its participating subsidiaries are eligible to participate in the Plan. However, an employee is not eligible if he or she has the right to acquire five percent or more of the voting stock of TPG or of any subsidiary of TPG. Also, an employee is not eligible if he or she normally is scheduled to work less than or equal to five months per calendar year or is below the legal age limit to open a stock brokerage account under applicable state law. Approximately 200 employees currently are participating in the Plan.

Administration, Amendment and Termination

  The Compensation Committee (the "Committee") of the Board of Directors of TPG administers the Plan. The members of the Committee serve at the pleasure of the Board.

  Subject to the terms of the Plan, the Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the Plan. The Committee also may establish a waiting period (not to exceed two years) before new employees may become eligible for the Plan. The Committee may make whatever rules, interpretations, and computations, and take any other actions to administer the Plan that it considers appropriate to promote TPG's best interests, and to ensure that the Plan remains qualified under Section 423 of the Internal Revenue Code. The Committee may delegate one or more of ministerial duties in the administration of the Plan.

  TPG's Board of Directors, in its sole discretion, may amend or terminate the Plan at any time and for any reason.

Number of Shares of Common Stock Available under the Plan

  A maximum of 200,000 shares of Common Stock are available for issuance pursuant to the Plan. Shares sold under the Plan may be newly issued shares or treasury shares. In the event of any stock split or other change in the capital structure of TPG, appropriate adjustments will be made in the number, kind and purchase price of the shares available for purchase under the Plan.

Enrollment and Contributions

  Eligible employees voluntarily elect whether or not to enroll in the Plan. Employees join for an enrollment period of six months. Employees who have joined the Plan automatically are re-enrolled for additional rolling six-month periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to Plan rules).

  Employees contribute to the Plan through payroll deductions. Participating employees generally may contribute up to 10% of their eligible compensation through after-tax payroll deductions. From time to time, the Committee may establish a different maximum permitted contribution percentage, change the definition of eligible compensation, or change the length of the enrollment periods (but in no event may any enrollment period exceed 27 months). After an enrollment period has begun, an employee may increase or decrease his or her contribution percentage (subject to Plan rules).

Purchase of Shares

  On the last business day of each six-month enrollment period, TPG uses each participating employee's payroll deductions to purchase shares of Common Stock for the employee. The price of the shares purchased will be 85% of the lower of (1) the stock's market value on the first day of the six-month enrollment period, or (2) the stock's market value on the last day of the enrollment period. Market value under the Plan means the average of the high and low prices of the Common Stock on the New York Stock Exchange for the day in question. However, during any single year, no employee may purchase more than the lower of (1) 500 shares of stock in a single year, or (2) $10,000 of Common Stock in a single year (based on market value on the applicable enrollment date(s)).

Termination of Participation

  Participation in the Plan terminates when a participating employee's employment with TPG ceases for any reason, the employee withdraws from the Plan, or TPG terminates or amends the Plan such that the employee no longer is eligible to participate.

Tax Aspects

  Based on management's understanding of current federal income tax laws, the tax consequences of the purchase of shares of common stock under the Plan are as follows.

  An employee will not have taxable income when the shares of common stock are purchased for him or her, but the employee generally will have taxable income when the employee sells or otherwise disposes of stock purchased through the Plan.

  For shares which the employee does not dispose of until more than 24 months after the enrollment date under which the shares were purchased (the "24-month holding period"), gain up to the amount of the discount (if any) from the market price of the stock on the enrollment date (or re-enrollment date) is taxed as ordinary income. Any additional gain above that amount is taxed at long-term capital gain rates. If, after the 24-month holding period, the employee sells the stock for less than the purchase price, the difference is a long-term capital loss. Shares sold within the 24-month holding period are taxed at ordinary income rates on the amount of discount received from the stock's market price on the purchase date. Any additional gain (or loss) is taxed to the stockholder as long-term or short-term capital gain (or loss). The purchase date begins the holding period for determining whether the gain (or loss) is short-term or long-term.

  TPG may deduct for federal income tax purposes an amount equal to the ordinary income an employee must recognize when he or she disposes of stock purchased under the Plan within the 24-month holding period. TPG may not deduct any amount for shares disposed of after the 24-month holding period.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE EMPLOYEE STOCK PURCHASE PLAN (ESPP).

ITEM 5: ADOPTION OF
THE BONUS INCENTIVE PLAN

  The Board of Directors has adopted a Bonus Incentive Plan (the "Bonus Incentive Plan"), subject to the approval of a majority of the shares of TPG's Common Stock which are present in person or by proxy and entitled to vote at the Annual Meeting. For approval, a majority of those shares present and entitled to vote must be voted "for" this Item. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against this Item. Broker non-votes will not be counted as shares voted and will have no effect on the outcome of the vote.

Purpose

  The Bonus Incentive Plan is intended to motivate TPG's key employees to perform to the best of their abilities, and to achieve TPG's objectives by providing such executives with incentive awards based on the achievement of goals relating to TPG and its business units.

  Under section 162(m) of the Internal Revenue Code ("Section 162(m)"), the federal income tax deductibility of compensation paid to TPG's Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1 million in any one year. TPG can deduct compensation in excess of that amount if it qualifies as "performance-based compensation" under Section 162(m). The Bonus Incentive Plan is intended to permit TPG to pay incentive compensation which qualifies as performance-based compensation, thereby permitting TPG to receive a federal income tax deduction for the payment of such incentive compensation.

Description of the Bonus Incentive Plan

  The following paragraphs provide a summary of the principal features of the Bonus Incentive Plan and its operation. The following summary is qualified in its entirety by reference to Bonus Incentive Plan.

Eligibility to Receive Bonus Payments

  Eligibility for the Bonus Incentive Plan is determined in the discretion of the Committee. In selecting participants for the Bonus Incentive Plan, the Committee will choose key employees of TPG and its affiliates who are likely to have a significant impact on Company performance.

Administration, Amendment and Termination

  The Compensation Committee (the "Committee") of TPG's Board of Directors administers the Bonus Incentive Plan. The members of the Committee must qualify as "outside directors" under Section 162(m) (for purposes of qualifying the Bonus Incentive Plan as performance-based compensation under such section). Subject to the terms of the Bonus Incentive Plan, the Committee has the sole discretion to determine the key employees who shall be granted awards, and the amounts, terms and conditions of each award.

  The Board of Directors may amend or terminate the Bonus Incentive Plan at any time and for any reason.

Awards and Performance Goals

  Under the Bonus Incentive Plan, the Committee will establish (1) the performance goals which must be achieved in order for the participant to actually be paid an award, and (2) a formula or table for calculating a participant's award, depending upon how actual performance compares to the preestablished performance goals. A participant's award will increase or decrease as actual performance increases or decreases. The Committee also will determine the period for measuring actual performance (the "performance period"), except that no performance period may be shorter than one year. The Committee's current intention is to establish each calendar year as a separate performance period.

  The Committee may set performance periods and performance goals which differ from participant to participant. For example, the Committee may choose performance goals based on either Company-wide or business unit results, as deemed appropriate in light of the participant's specific responsibilities. For purposes of qualifying awards as performance based compensation under
Section 162(m), the Committee will specify performance goals from the following list: cash operating earnings per share, earnings per share, expense ratio, loss ratio, market share, net income, net operating income earnings per share, net operating income per share, new insurance written, operating cash flow, pre-tax net income, pre-tax return on average equity, price to earnings ratio, price to earnings ratio relative to other public mortgage insurance companies, return on average assets, return on average equity, return on sales, revenue, risk in force, and total stockholder return. The Performance Goals may differ from Participant to Participant and from award to award. Any criteria used may be measured in absolute terms or as compared to another company or companies. Any criteria used may be measured against the performance of TPG as a whole or a segment of TPG.

Determination of Actual Awards

  After the end of each performance period, the Committee will determine the extent to which the performance goals applicable to each participant were achieved or exceeded. The Committee will determine the actual award (if any) for each participant by applying the formula to the level of actual performance which was achieved. However, the Committee retains discretion to
(1) eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula, and (2) determine what actual award (if any) would be payable in the event of a participant's termination of service before the end of a performance period. The Committee does not have discretion to increase awards pursuant to the applicable formula. Awards under the Bonus Incentive Plan generally will be payable in cash or TPG common stock within 90 days after the performance period during which the award was earned. In no event during any performance period, may a participant receive an award of more than $2,000,000.

Pro Forma Benefits for TPG's Management Under The Bonus Incentive Plan

  Given that payments under the Bonus Incentive Plan are determined by comparing actual performance to the performance goals established by the Committee, it is not possible to conclusively state the amount of benefits which will be paid under the Bonus Incentive Plan. Non-Employee Directors are not eligible to participate in the Bonus Incentive Plan. The following table sets forth the target awards that would be payable to each of the following persons and groups if the performance goals established by the Committee for fiscal year 1999 are achieved at Target level of performance. There can be no assurance that the preestablished performance goals actually will be achieved, and therefore there can be no assurance that the awards shown below actually will be paid.

-------------------------------------------------------------------------------
                                             1999 Target Cash 1999 Target Stock
Name and Position                              Payments/1/        Awards/2/
-------------------------------------------------------------------------------
W. Roger Haughton...........................    $  440,000          9,500
Chairman of the Board
and Chief Executive Officer

L. Stephen Smith............................    $  237,300          5,100
President and
Chief Operating Officer

John M. Lorenzen, Jr........................    $  162,500          3,500
Executive Vice President
and Chief Financial Officer

Claude J. Seaman............................    $  172,250          3,700
Group Executive Vice President
Strategic Investments

Thomas C. Brown.............................    $  172,250          3,700
Executive Vice President
of Field Operations

All executive officers, as a group..........    $1,692,800         36,500

All employees who are not current executive
officers, as a group........................    $2,800,000         60,400
-------------------------------------------------------------------------------

/1/ Cash payments under the Bonus Incentive Plan will be made only if the performance measures, as approved by the Compensation Committee, are satisfied. For fiscal year 1999 payments indicated above are at Target and, if paid, are to be paid in cash. For fiscal year 1999, the actual payment, if any, may range from 0 to 120 percent of the executive's base salary.

/2/ Stock Awards under the Bonus Incentive Plan will be made only if the performance measures, as approved by the Compensation Committee, are satisfied. For fiscal year 1999, the actual shares awarded, if any, may be calculated using a range from 0 to 120 percent of the executive's base salary. The amounts shown above and have been converted into shares of stock using the closing price of TPG common stock on March 31, 1999 of $46.375.
-------------------------------------------------------------------------------

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE BONUS INCENTIVE PLAN.

Other Matters

  The Board of Directors does not know of any matters to be acted upon at the Annual Meeting of Stockholders except as specified in the Notice of Annual Meeting of Stockholders. However, as to any other business that may properly come before the Annual Meeting of Stockholders, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies in consultation with the Board of Directors.

Shareholder Proposals
for 2000 Annual Meeting

  Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of TPG's bylaws and the proxy rules promulgated by the Securities and Exchange Commission. Any proposals intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Secretary of TPG on or before December 17, 1999 in order to be considered for inclusion in TPG's proxy statement and form of proxy relating to such meeting. Any proposals intended to be presented at the 2000 Annual Meeting of Stockholders, which are not to be included in the proxy statement and form of proxy relating to such meeting, must be received by the Secretary of TPG not before January 20, 2000, nor later than February 20, 2000 to be timely for consideration at such meeting.


                                       /s/ Victor J. Bacigalupi

                                       Victor J. Bacigalupi
                                       Senior Vice President,
                                       General Counsel and Secretary

April 16, 1999

Whether Or Not You Expect To Attend The Meeting, Please Complete, Date, Sign and Return The Enclosed Proxy As Promptly As Possible In The Enclosed Postage Prepaid Envelope.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              THE PMI GROUP, INC.

The undersigned hereby appoints W. Roger Haughton, Victor J. Bacigalupi and L. Stephen Smith proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Common Stock of The PMI Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of The PMI Group, Inc. to be held May 20, 1999 or any adjournments or postponements thereof as designated on the other side, and upon any and all such other matters as may properly come before the Meeting, or any adjournments or postponements thereof.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                             *FOLD AND DETACH HERE*

                         ANNUAL MEETING OF SHAREHOLDERS
                   ALL SHAREHOLDERS ARE CORDIALLY INVITED TO
                      ATTEND THE ANNUAL MEETING OF THE PMI
                      GROUP, INC.: THURSDAY, MAY 20, 1999
                                   9:00 A.M.
                              THE PMI GROUP, INC.
                         CONFERENCE CENTER, 17TH FLOOR
                             601 MONTGOMERY STREET
                            SAN FRANCISCO, CA 94111

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD. OR, IF YOU ARE A SHAREHOLDER OF RECORD, USE THE TOLL-FREE TELEPHONE NUMBER SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY TO VOTE YOUR SHARES. YOU WILL REDUCE PMI'S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE.

The Board of Directors recommends a vote FOR           Please mark    [X]
all nominees and for director and FOR, Items           your vote as
2, 3, 4, and 5. Unless contrary Instructions           indicated in
are given below, below, this  proxy will be            this example.
voted in accordance with the recommendations of the Board of Directors.

FOR all nominees listed below   WITHHOLD AUTHORITY for all nominees listed below
          [_]                              [_]

ITEM 1-ELECTION OF DIRECTORS
Nominees:

01  Dr. James C Castle            06  John D. Roach
02  Donald C. Clark               07  Kenneth T. Rosen
03  W. Roger Haughton             08  Richard L. Thomas
04  Wayne E. Hedien               09  Mary Lee Widener
05  Raymond L. Ocampo, Jr.        10  Ronald H. Zech


INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.
================================================================================

                                                                              FOR          AGAINST          ABSTAIN
Item 2 - Ratification of appointment of independent auditors                  [_]            [_]              [_]
Item 3 - Approval of the amendment and restatement of the Equity              [_]            [_]              [_]
 Incentive Plan
Item 4 -  Approval of the Employee Stock Purchase Plan                        [_]            [_]              [_]
Item 5 - Approval of the Bonus Incentive Plan                                 [_]            [_]              [_]

I PLAN TO ATTEND THE MEETING        YES                 NO
                                    [_]                 [_]

SIGNATURE                      SIGNATURE                    DATE
         ----------------------         --------------------    --------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             *FOLD AND DETACH HERE*

                               VOTE BY TELEPHONE

                      QUICK *  *  * EASY * * * IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

* You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

  OPTION #1:    TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS.
                                    PRESS 1
                                    -------
              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

   OPTION #2:    IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0.
                       YOU WILL HEAR THESE INSTRUCTIONS.
                       ---------------------------------
 Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

   Proposals 2-5: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1. \ PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE
          -----------------------------------------------------------
                CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE
                            1-800-840-1208 - ANYTIME
                    There is NO CHARGE to you for this call.

PROXY

                              VOTING INSTRUCTIONS
              TO THE TRUSTEE SOLICITED ON BEHALF OF THE BOARD OF
                       DIRECTORS OF THE PMI GROUP, INC.

The undersigned hereby authorizes and instructs the Trustee of The PMI Group, Inc. Savings and Profit-Sharing Plan to represent and vote, as designated on the reverse side, all shares of Common Stock of The PMI Group, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of said corporation to be held on May 20, 1999 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                             *FOLD AND DETACH HERE*

                         ANNUAL MEETING OF SHAREHOLDERS
                   ALL SHAREHOLDERS ARE CORDIALLY INVITED TO
                      ATTEND THE ANNUAL MEETING OF THE PMI
                      GROUP, INC.: THURSDAY, MAY 20, 1999
                                   9:00 A.M.
                              THE PMI GROUP, INC.
                         CONFERENCE CENTER, 17TH FLOOR
                             601 MONTGOMERY STREET
                            SAN FRANCISCO, CA 94111

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD. OR, IF YOU ARE A SHAREHOLDER OF RECORD, USE THE TOLL-FREE TELEPHONE NUMBER SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY TO VOTE YOUR SHARES. YOU WILL REDUCE PMI'S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE.

The Board of Directors recommends a vote FOR     Please mark your      [X]
all Nominees for director and FOR Items 2,       vote as indicated
3, 4, and 5.                                     in this example

FOR all nominees                   WITHHOLD AUTHORITY
 listed below                      for all nominees listed below
     [_]                                  [_]

ITEM 1-ELECTION OF DIRECTORS
Nominees:

01  Dr. James C Castle          06  John D. Roach
02  Donald C. Clark             07  Kenneth T. Rosen
03  W. Roger Haughton           08  Richard L. Thomas
04  Wayne E. Hedien             09  Mary Lee Widener
05  Raymond L. Ocampo, Jr.      10  Ronald H. Zech

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.
================================================================================

ITEMS 2 - 5                                                                   FOR          AGAINST          ABSTAIN
Item 2 - Ratification of appointment of independent auditors                  [_]            [_]              [_]
Item 3 - Approval of the amendment and restatement of the Equity              [_]            [_]              [_]
 Incentive Plan
Item 4 -  Approval of the Employee Stock Purchase Plan                        [_]            [_]              [_]
Item 5 - Approval of the Bonus Incentive Plan                                 [_]            [_]              [_]

I PLAN TO ATTEND THE MEETING                     YES                  NO
                                                 [_]                  [_]

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED HEREON, BUT IF NO SPECIFICATION IS MADE, THE TRUSTEE WILL VOTE ALL OF THE SHARES FOR WHICH YOU ARE ENTITLED TO PROVIDE INSTRUCTION IN THE SAME PROPORTION AS SHARES FOR WHICH INSTRUCTIONS ARE RECEIVED. THE TRUSTEE MAY VOTE ACCORDING TO ITS DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

SIGNATURE                         SIGNATURE                   DATE
         -------------------------         -------------------    --------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             *FOLD AND DETACH HERE*

                               VOTE BY TELEPHONE

                      QUICK *  *  * EASY * * * IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

* You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

  OPTION #1:    TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS.
                                    PRESS 1
                                    -------
              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

   OPTION #2:    IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0.
                       YOU WILL HEAR THESE INSTRUCTIONS.
                       ---------------------------------

 Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

    Proposals 2-5: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1. \ PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE
          -----------------------------------------------------------
                CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE
                            1-800-840-1208 - ANYTIME
                    There is NO CHARGE to you for this call.